Exhibit 99.1

ONCOTHYREON APPOINTS SCOTT PETERSON AS VICE PRESIDENT OF RESEARCH AND DEVELOPMENT

Seattle, Washington - June 15, 2009 - Oncothyreon Inc. (Nasdaq: ONTY) (TSX:ONY) (the “Company”) today announced the appointment of Scott Peterson, Ph.D., as Vice President, Research and Development at Oncothyreon.  In this position, Dr. Peterson will be responsible for overseeing those pre-clinical and non-clinical research and development activities that will support the advancement of the Company’s pipeline of oncology product candidates into late phase clinical trials.

“Scott brings an extensive background in cancer drug development to his new role at Oncothyreon,” said Robert L. Kirkman, M.D, President and Chief Executive Officer.  “His prior experience in small molecule drug development includes work with protein kinases that will be especially relevant to PX-866, our inhibitor of PI-3 kinase for which we recently presented encouraging preliminary Phase 1 data at the American Society of Clinical Oncology.  His broad knowledge of cancer biology and drug targets will also be helpful in our ongoing search for new product candidates.  We are delighted to have him join our team.”

“I am very pleased to join Oncothyreon and excited about the opportunity to contribute to the further development of the Company’s intriguing pipeline of targeted anti-cancer drug candidates,” said Dr. Peterson.  “I believe Oncothyreon’s diverse pipeline of therapeutic vaccines, such as Stimuvax®, and targeted small molecules, including PX-866 and PX-478, create multiple opportunities for future success.  I am looking forward to contributing to that future.”

Dr. Peterson joins Oncothyreon from Zymogenetics, Inc., Seattle, Washington, where he has served as Director and Department Head, Oncology Research, since 2007.  In that capacity he has led a group of scientists engaged in antibody target discovery and drug candidate identification in oncology.  From 1999 until 2007 he held a variety of positions at ICOS Corporation in Bothell, Washington, most recently as a Principal Scientist in Oncology Drug Discovery.  At ICOS he was involved in both small molecule and antibody development.  Dr. Peterson will assume his new role at Oncothyreon on August 1, 2009.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon's goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward Looking Statements

In order to provide Oncothyreon's investors with an understanding of its current intentions and future prospects, this release contains statements that are forward looking, including statements related to future preclinical and clinical development plans for our product candidates. These forward-looking statements represent Oncothyreon's intentions, plans, expectations and beliefs and are based on its management's experience and assessment of historical and future trends and the application of key assumptions relating to future events and circumstances.

Forward-looking statements involve risks and uncertainties, including risks and uncertainties related to Oncothyreon's business and the general economic environment. Many of these risks and uncertainties are beyond Oncothyreon's control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements. Risks, uncertainties, and assumptions include those predicting the timing, duration and results of clinical trials, the timing and results of regulatory reviews, the safety and efficacy of our product candidates, and the indications for which our product candidates might be developed. There can be no guarantee that the results of preclinical studies or clinical trials will be predictive of either safety or efficacy in future clinical trials. These and other risks and uncertainties are described in the reports and other documents filed by Oncothyreon Inc. with the SEC and/or Canadian regulatory authorities.

Although Oncothyreon believes that any forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of the risks and uncertainties associated with Oncothyreon, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100   Fax:  (206) 801-2101
http://www.oncothyreon.com